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KENMAR GLOBAL TRUST
MARCH 2000 SUMMARY

elsewhere in Europe knocked the European currencies, and in particular the euro, back down against the yen. The euro dropped nearly three yen in 24 hours, but came back from the precipice on warnings the European Central Bank will tighten monetary policy in coming months. In the financial markets, KGT recorded gains in Canadian, European and Pacific Rim interest rates as investors, by and large, sought the safety of government securities amid the volatility in global equity markets. In the U.S. markets, gains in the US. 30-year Treasury bond, where the yield fell below 6%, were offset by unprofitable positions in shorter maturities. Despite the volatility in European stock indices, KGT recorded gains in the German DAX, French CAC 40, and London FTSE. These gains were offset. however, by unprofitable positions in Pacific Rim and U.S. stock indices.

To the best of my knowledge and belief, the above information is accurate and complete.

Sincerely.


/s/ Bob

Robert L Cruikshank
Executive Vice President
Kenmar Advisory Corp., as Managing Owner
Kenmar Global Trust

        PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS

KENMAR GLOBAL TRUST
MARCH 2000 SUMMARY

April 13, 2000

Sharp volatility in key markets reduced opportunities for gain in March. Kenmar Global Trust ("KGT") ended the month down 3.0%, net of fees and expenses, as profitable positions in European stock indices, precious metals, and Canadian, European and Pacific Rim interest rates, were offset by declines in other markets traded. At month end, the Net Asset Value per Unit was $96.98.

We continue to be encouraged by KGT's ability to manage risk in this period of increasingly volatile markets. As you know, this was the purpose of our restructuring early in the year: to lower risk while providing a more consistent level of returns over the long term. As we begin a new month, U.S. equity markets are experiencing extreme levels of volatility, and movement in the highly popular Nasdaq is increasingly on the downside. March madness, it seems, continues into April. In times such as these, an allocation to an investment strategy such as KGT, which provides broad market diversification and historically has offered performance non-correlated with that of equities, is the mark of a prudent investor.

MARKET OVERVIEW

Volatile, trendless price movements were the hallmark of nearly every market in March. Equity markets, particularly in the U.S., approached a degree of turbulence not seen since the U.S. stock market crash of October 1987. Currency markets were directionless, responding to speculation on interest rates and government intervention. Energy prices declined after nearly a year of steady increases. Agricultural commodity prices shifted back and forth, reflecting the potential impact on crops of changing weather conditions. In the metals markets, platinum and palladium prices diverged after months of moving in the same direction and gold moved sharply downward. All in all, March reacquainted investors with the concept of "investment risk" and triggered massive reallocations to the shelter of government securities and away from high-growth stocks into the Old Economy stocks of the Dow.

FUND PERFORMANCE

Currency markets proved the most unprofitable for KGT, which recorded declines largely in the Japanese yen and European currencies. At mid-month, the yen lost sudden ground against the Swiss franc, British pound and euro when the Swiss central bank boldly raised a key interest rate above investors' expectations. Eventually, diminished expectations for a similar rate hike

                               -------------------
                               ALLOCATION OF
                               ASSETS TO ADVISORS

                                     APR 1   MAR 1
                                      2000    2000
                                      ----    ----

                               Beacon
                                        4%     4%
                               Bridgewater
                                       33%    34%
                               Grinham
                                       25%    24%
                               Sunrise
                                       18%    17%
                               Transtrend
                                       20%    21%
                               -------------------

        PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS

                              KENMAR GLOBAL TRUST
                          UNAUDITED ACCOUNT STATEMENT
                      FOR THE MONTH ENDING MARCH 31, 2000

                            STATEMENT OF INCOME(LOSS)

Trading Income (Loss)
Realized Trading Gain/(Loss)                                         $71,675.31
Change in Unrealized Gain/(Loss)                                   ($640,354.69)
Gain/(Loss) on Other Investments                                     ($4,608.74)
Brokerage Commission                                               ($206,466.92)
                                                                   ------------
Total Trading Income                                               ($779,755.04)


Expenses
Audit Fees                                                                $0.00
Administrative and Legal Fees                                        $31,779.50
Management Fees                                                           $0.00
Incentive Fees                                                      ($36,085.25)
Other Expenses                                                            $0.00
                                                                   ------------
Total Expenses                                                       ($4,305.75)

Interest Income                                                      $98,548.73

Net Income(Loss) from the Period                                   ($676,900.56)
                                                                   ============

                  STATEMENT OF CHANGES IN NET ASSET VALUE (NAV)

Beginning of Month                $22,523,659.85
Addition                             $262,900.00
Withdrawal                          ($524,889.86)
Net Income/(Loss)                   ($676,900.56)
                                  --------------
Month End                         $21,584,769.43

Month End NAV Per Unit                    596.98

Monthly Rate of Return                    -3.01%
Year to Date Rate of Return               -2.61%

                    To the best of our knowledge and belief,
                 the information above is accurate and complete:

Kennets A. Shewer, Chairman                           Mark S. Goodman, President

                    Kenmar Advisory Group, General Partner of
                               Kenmar Global Trust